Exhibit 99.1






CORDANT TECHNOLOGIES INC. PROPOSES TO ACQUIRE PUBLICLY TRADED HOWMET INTERNATIONAL INC. SHARES FOR $17.00 PER SHARE


SALT LAKE CITY, UT, NOVEMBER 12, 1999 - Cordant Technologies Inc. (CDD-NYSE) announced today that it has made a proposal to the board of directors of Howmet International Inc. to acquire all of the outstanding shares of Howmet not currently owned by Cordant for a price of $17.00 per share in cash, or a total of approximately $261 million. Cordant currently owns approximately 84.6 percent of the 100 million outstanding Howmet shares. Howmet also has issued stock-based management incentives equivalent to 4.3 million shares.

Cordant requested that Howmet's board of directors refer the proposal to its Committee of Independent Directors for its review and consideration.

Cordant Technologies Inc. is a strategically balanced global business. Cordant Technologies' Howmet International Inc. subsidiary is a global manufacturer of aircraft and IGT engine components; its Huck International subsidiary is a leading designer and manufacturer of high performance proprietary fasteners and installation systems; and its Thiokol Propulsion division is the leading producer of solid propulsion systems.

CONTACT:

      Lauren Sides
      Public Relations
      801-933-4193
      lauren.sides@cordant.com